UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Diageo Finance B.V.

(Exact name of Registrant as Specified in Its Charter)

The Netherlands	None
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Molenwerf 10-12, Amsterdam, The Netherlands	1014 BG
(Address of Principal Executive Office)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	No. 333-153488 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

3.25% Notes due 2015	The New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 (“Rule 424(b)”) a prospectus supplement dated November 3, 2009 (the “Prospectus Supplement”) to a prospectus dated September 15, 2008 (the “Prospectus”), relating to the Securities to be registered hereunder included in the Registrant’s automatic shelf Registration Statement on Form F-3 (File No. 333-153488), which became automatically effective on September 15, 2008.  The Registrant incorporates by reference the Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

Reference is made to the information set forth under the headings “Description of Debt Securities and Guarantees” in the Prospectus and “Description of Notes” and “Taxation” in the Prospectus Supplement, which information is incorporated herein by reference.

Item 2.  Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement:

(A)                              Prospectus and Prospectus Supplement (incorporated herein to the extent provided above by reference to the Registrant’s filing pursuant to Rule 424(b)).

(B)                                1.1           Indenture, among the Registrant, Diageo plc, as Guarantor (the “Guarantor”) and The Bank of New York Mellon, as Trustee, dated as of December 8, 2003 (the “Indenture”) (incorporated by reference to Diageo plc’s Form 6-K filed on December 9, 2003).

1.2                                 Form of Global Security and Guarantees relating thereto (included in Exhibit 1.1 hereof).

1.3                                 Officer’s Certificate of the Registrant and the Guarantor pursuant to Section 301 of the Indenture setting forth the terms of the Securities.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Diageo Finance B.V.
(Registrant)

Date: November 6, 2009	By:	/s/ J. J. M. Van Lierop
Name: J. J. M. Van Lierop
Title: Director

	By:	/s/ Marga Gerichhausen
Name: Marga Gerichhausen
Title: Director

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1

Indenture, among the Registrant, Diageo plc, as Guarantor (the “Guarantor”) and The Bank of New York Mellon, as Trustee, dated as of December 8, 2003 (the “Indenture”) (incorporated by reference to Diageo plc’s Form 6-K filed on December 9, 2003).

1.2	Form of Global Security and Guarantees relating thereto (included in Exhibit 1.1 hereof).

1.3	Officer’s Certificate of the Registrant and the Guarantor pursuant to Section 301 of the Indenture setting forth the terms of the Securities.

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EXHIBIT 1.3

DIAGEO PLC AND DIAGEO FINANCE B.V.

OFFICER’S CERTIFICATE

In connection with the issuance of the 3.25% Notes due 2015 (the “Securities”) by Diageo Finance B.V. (the “Issuer”) pursuant to the Indenture dated as of December 8, 2003 (the “Indenture”) among the Issuer, Diageo plc (the “Guarantor”) and The Bank of New York Mellon, as Trustee (section references herein being to the Indenture), and pursuant to the authorizations of the Board of Directors of the Guarantor and an authorized committee of the Board of Directors of the Guarantor by Resolutions adopted on August 26, 2009 and November 3, 2009 and of the Board of Directors of the Issuer adopted on November 2, 2009, each of the undersigned hereby confirms that the following terms and conditions of the Securities were established in accordance with Section 301 of the Indenture:

Title of Securities:	3.25% Notes due 2015

Issue Price:	99.591%

Issue Date:	November 6, 2009

Principal Amount of Guaranteed Notes:	$500,000,000

Form of Securities:

The Securities will be issued in the form of one global note that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the closing date.  The global note will be issued to Cede & Co. as nominee for DTC, and will be executed, authenticated and delivered in substantially the form attached hereto as Exhibit A.  In certain circumstances described in the Indenture, Securities may be issued in definitive form.

Maturity:	January 15, 2015

Interest Rate:	3.25% per annum accruing from November 6, 2009

Interest Payment Dates:

On January 15 and July 15 of each year, commencing on July 15, 2010,

provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day.  “Business Day” shall have the meaning assigned to it in the Prospectus.

Regular Record Dates:	January 1 and July 1 of each year.

Place of Payment, Paying Agent, Registration of Transfer and Exchange:

The Bank of New York Mellon
101 Barclay Street
New York, NY 10286
United States
Attn: Corporate Trust Administration

or

The Bank of New York Mellon London Branch

One Square Canda
London
E14 5AL
United Kingdom
Attn: Corporate Trust Administration

Notices and Demands to Issuer:	Diageo Finance B.V. Molenwerf 10-12 1014 BG Amsterdam The Netherlands Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Notices and Demands to Guarantor:	Diageo plc 8 Henrietta Place London W1G 0NB England Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Tax Redemption Provisions:	Optional, in whole but not in part, at the option of the Issuer or the Guarantor, at any time in accordance with Section 1108 of the Indenture

Optional Make-Whole Redemption Provisions:

Optional, in whole or in part, at the option of the Issuer, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points, plus accrued interest to the date of redemption.

Defeasance and Discharge of Securities (Section 403):	Applicable

Additional Amounts:

Pursuant to Section 1004 of the Indenture, the obligations of the Issuer and the Guarantor to pay additional amounts thereunder shall be subject to the additional exceptions specified in the form of Note set forth in Exhibit A hereto.

Other Term of the Securities:

The other terms of the Securities shall be substantially as set forth in the Indenture, the form of Note attached hereto as Exhibit A, the Prospectus dated September 15, 2008 (the “Prospectus”) relating to the Securities and the Prospectus Supplement dated November 3, 2009 to the Prospectus.

In connection with the aforementioned issuance, each of the undersigned hereby certifies to the best of his or her knowledge that:

1.                He or she has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

2.                He or she has examined the resolutions of the Board of Directors of the Issuer or the Guarantor, as applicable, adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Securities and the Guarantees, such other corporate records of the Issuer and the Guarantor, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.                In his or her opinion, such examination is sufficient to enable him or her to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4.                He or she is of the opinion that the covenants and conditions referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

Dated: November 6, 2009
DIAGEO FINANCE B.V.

	By:	/s/ J. J. M. Van Lierop
	Name:	J. J. M. Van Lierop
	Title:	Director

	By:	/s/ Marga Gerichhausen
	Name:	Marga Gerichhausen
	Title:	Director

DIAGEO PLC

	By:	/s/ Anna Manz
	Name:	Anna Manz
	Title:	Treasurer & Finance Committee Member